Exhibit 23.2
                        CONSENT OF INDEPENDENT AUDITORS



         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, 33-______) and related Prospectus of One Valley Bancorp of West Virginia, Inc. and Subsidiaries for the registration of 1,954,252 shares of its common stock and to the incorporation by reference therein of our report dated January 18, 1996, with respect to the consolidated financial statements of One Valley Bancorp of West Virginia, Inc. and Subsidiaries incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                     /s/ Ernst & Young LLP




Charleston, West Virginia
March 1, 1996

                                    E-11

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